Exhibit 99.1

BARINGS BDC, INC. ANNOUNCES NEW PRINCIPAL ACCOUNTING OFFICER
CHARLOTTE, N.C., February 3, 2020 - Barings BDC, Inc. (NYSE: BBDC) (“Barings BDC” or the “Company”) today announced that the Board of Directors has appointed Elizabeth A. Murray as the Company’s Principal Accounting Officer, effective immediately. Ms. Murray is currently serving as the Director of External Reporting for the Company.
She previously served as the Vice President of Financial Reporting at Triangle Capital Corporation prior to the externalization of the investment management of the Company to Barings LLC. Prior to joining Triangle Capital Corporation in 2012, she was Manager of Financial Planning and Analysis for RBC Bank, the U.S. retail banking division for Royal Bank of Canada. Prior to RBC Bank, Ms. Murray spent seven years at Progress Energy, Inc. and held various positions in finance, accounting and tax, most recently in Strategy and Financial Planning. Ms. Murray began her career as a Tax Consultant with PricewaterhouseCoopers, where she spent three years serving both public and private companies
Ms. Murray is a graduate of North Carolina State University where she obtained a B.S. degree in Accounting and a Master of Accounting degree. She is also a North Carolina Certified Public Accountant.
About Barings BDC
Barings BDC, Inc. (NYSE: BBDC) is a publicly traded, externally managed investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. Barings BDC seeks to invest primarily in senior secured loans to private U.S. middle-market companies that operate across a wide range of industries. Barings BDC’s investment activities are managed by its investment adviser, Barings LLC, a leading global asset manager based in Charlotte, NC with over $338+ billion* of AUM firm-wide. For more information, visit www.baringsbdc.com.
About Barings LLC
Barings is a $338+ billion* global financial services firm dedicated to meeting the evolving investment and capital needs of our clients and customers. Through active asset management and direct origination, we provide innovative solutions and access to differentiated opportunities across public and private capital markets. A subsidiary of MassMutual, Barings maintains a strong global presence with business and investment professionals located across North America, Europe and Asia Pacific. Learn more at www.barings.com.

*As of December 31, 2019
Media Contact:
Cheryl Krauss, Media Relations, Barings, 980-417-5858, cheryl.krauss@barings.com
Investor Relations:
BDCinvestorrelations@barings.com, (888) 401-1088